Exhibit 10.3

EMPLOYMENT AGREEMENT

This is an EMPLOYMENT AGREEMENT dated [DATE] (“Employment Agreement”), by and between, on the one hand, Electro Scientific Industries, Inc., an Oregon corporation (the “Company”) and MKS Instruments, Inc., a Massachusetts company (“MKS”), and on the other hand, Steven L. Harris of Sisters, Oregon (“Employee”).  The effective date of this Employment Agreement (the “Effective Date”) is defined in Section 12 below.

WHEREAS, MKS is acquiring the Company (the “Acquisition”) pursuant to the terms of that certain Agreement and Plan of Merger, dated October 29, 2018, by and among MKS, the Company, and a certain other party;

WHEREAS, Employee is currently an employee of the Company;

WHEREAS, Employee and the Company are parties to an offer letter dated January 24, 2017, a Change in Control Agreement effective February 10, 2017 (the “Change in Control Agreement”), an Indemnification Agreement effective December 13, 2017, time-based Restricted Stock Units Award Agreements dated as of February 2, 2017, May 11, 2017, and May 9, 2018 (collectively the “Time-Based RSU Agreements”), Performance-Based Restricted Stock Units Award Agreements dated as of February 27, 2017, May 11, 2017 and May 9, 2018 (the “PRSU Agreements”), and an Employee Confidentiality, Restrictive Covenant and Assignment Agreement dated January 24, 2017 (the “Restrictive Covenant Agreement”);

WHEREAS, the Change in Control Agreement provides for payment of certain severance compensation if Employee’s employment with the Company ends under certain specified circumstances within 24 months of the effective date of a Change in Control (as defined in the Change in Control Agreement) of the Company (which the Acquisition will constitute upon its closing), and the Time-Based RSU Agreements and the PRSU Agreements provide for certain acceleration of vesting of certain equity compensation if Employee’s employment with the Company ends under certain specified circumstances within 12 months of the effective date of a Change in Control (as defined in the applicable Time-Based RSU Agreement or PRSU Agreement) of the Company (which the Acquisition will constitute upon its closing);

WHEREAS, if MKS completes the Acquisition, this Employment Agreement is intended to provide for the continued employment of Employee by the Company following the Acquisition, and for the parties’ rights and obligations under this Employment Agreement to supersede and take the place of their rights and obligations under the Change in Control Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the Company and Employee hereby agree as follows:

1.          Employment.  The Company is employing Employee on an at-will basis in the position of Vice President & General Manager.

2.          Compensation.  In consideration of the services Employee will provide and the other terms and conditions of this Employment Agreement, the Company agrees to provide the following compensation.

(a)          Special Retention Equity Award.  On the Effective Date, Employee will be granted a one-time award of MKS restricted stock units with a total grant date value of $400,000 (the “Special Retention Equity Award”).  The total number of shares of MKS common stock that will be subject to the Special Retention Equity Award will be determined by dividing the total grant date value by the [closing sales price] of a share of MKS common stock on the grant date of the Special Retention Equity Award.  The Special Retention Equity Award will be subject to the terms, conditions and restrictions set forth in the MKS Instruments, Inc. 2014 Stock Incentive Plan and the standard form of Restricted Stock Unit Agreement under such plan, revised to reflect the vesting schedule set forth below in this Section 2(a).  One-third of the shares of MKS common stock underlying the Special Retention Equity Award will be scheduled to vest on the first anniversary of the Effective Date if Employee’s employment with MKS or any of its subsidiaries continues through that first anniversary.  The remaining two-thirds of the shares of MKS common stock underlying the Special Retention Equity Award will be scheduled to vest on the second anniversary of the Effective Date if Employee’s employment with MKS or any of its subsidiaries continues through that second anniversary.

(b)          Special Retention Payment.  On the third anniversary of the Effective Date, if Employee’s employment with MKS or any of its subsidiaries continues through that third anniversary, Employee will receive a one-time cash payment of $160,000 (the “Special Retention Payment”).

(c)          Immediate Vesting of Certain Time-Based RSUs.  1On the Effective Date immediately following the effective time of the Acquisition, all of the “ESI Time-Based RSUs” (defined in the next sentence) that were assumed by MKS in connection with the Acquisition and were adjusted to be restricted stock units covering shares of MKS common stock, shall automatically and fully vest to the extent not then already vested.  The “ESI Time-Based RSUs” means the restricted stock units covering shares of the Company’s common stock that were awarded to Employee pursuant to a Time-Based RSU Agreement that were outstanding and unvested as to a total of 25,900 shares of the Company’s common stock as of the Effective Date.

(d)          Accelerated Vesting of Certain PRSUs.  On the first anniversary of the Effective Date, if Employee’s employment with MKS or any of its subsidiaries continues through that first anniversary, all of the restricted stock units that were awarded to Employee pursuant to the terms of the Performance-Based Restricted Stock Units Award Agreement dated February 27, 2017, assumed by MKS in connection with the Acquisition and adjusted to be restricted stock units covering shares of MKS common stock (to the extent any applicable performance criteria have been deemed met including in accordance with the provisions thereunder relating to a “Sale” of the Company, through the Effective Date, and subject to any applicable maximum caps under the applicable PRSU Agreement), shall automatically and fully vest.

1   [MKS will ensure any necessary board approvals.]

(e)          Payments in Lieu of Remaining PRSUs.  As of immediately following the effective time of the Acquisition, in exchange for any and all restricted stock units covering shares of the Company’s common stock that were assumed by MKS in connection with the Acquisition and adjusted to be restricted stock units covering shares of MKS common stock, including those that are subject to the Performance-Based Restricted Stock Units Award Agreement dated May 11, 2017, and the Performance-Based Restricted Stock Units Award Agreements dated May 9, 2018, Employee shall have the right to receive cash incentive payments (the “PRSU Incentive Compensation”) with a target amount of $600,000 (the “Target Incentive”), and with a maximum payment equal to 200% of the Target Incentive and a minimum payment of zero, based upon the achievement of performance metrics to be determined in good faith by the Company and set forth in writing within 30 days after the Effective Date, over a one year performance period commencing on or following the Effective Date (such performance period, the “Performance Period”), and payable as follows:

(i)          On the second anniversary of the Effective Date, if Employee’s employment with MKS or any of its subsidiaries continues through that second anniversary, Employee shall be entitled to 50% of the PRSU Incentive Compensation, which payment shall be made within 30 days following that second anniversary; and

(ii)          On the third anniversary of the Effective Date, if Employee’s employment with MKS or any of its subsidiaries continues through that third anniversary Employee shall be entitled to 50% of the PRSU Incentive Compensation, which payment shall be made within 30 days  following that third anniversary.

Notwithstanding the foregoing, the portion of each installment of the PRSU Incentive Compensation that would otherwise be payable pursuant to subsection (i) or (ii) that is attributable to the Performance-Based Restricted Stock Units Award Agreement dated May 9, 2018, to the extent vested, shall be deferred and paid in accordance with Employee’s deferral election for such award pursuant to the Electro Scientific Industries, Inc. Deferred Compensation Plan.

(f)          Base Salary.  During the term of employment under this Employment Agreement, Employee will be paid base salary at the rate of $400,000 per year (the “Base Salary”), in accordance with the Company’s normal payroll practices.  The Base Salary will be subject to review and adjustment in accordance with the Company’s compensation review procedures from time to time applicable to Employee’s position with the Company.  As an exempt employee, Employee will not be entitled to receive any overtime pay from the Company.

(g)          Annual Incentive Compensation.  Employee will be entitled to participate in the ESI FY19 Variable Compensation Plan in accordance with the terms and conditions of the program/plan and Employee’s target annual incentive compensation shall be 65% of Employee’s Base Salary.  Nothing in this Employment Agreement shall (i) require the Company, MKS or any of their subsidiaries or affiliates to establish, maintain or continue any incentive compensation plan, (ii) restrict the right of the Company, MKS or any of their subsidiaries or affiliates to amend, modify or terminate any such plan, or (iii) entitle Employee to participation in any such plan at any specified level (or at all) in any year.

(h)          2019 MKS Restricted Stock Unit Award.  On April 1, 2019, Employee will receive a one-time award of MKS restricted stock units with a total grant date value of $500,000 (the “2019 RSU Award”).  The total number of shares of MKS common stock that will be subject to the 2019 RSU Award will be determined by dividing the total grant date value by the [closing sales price] of a share of MKS common stock on the grant date of the 2019 RSU Award.  The 2019 RSU Award will be scheduled to vest over a three-year period, to the extent Employee’s employment with MKS or any of its subsidiaries continues during that period, in three equal annual installments, with an installment vesting on each of the first three anniversaries of the grant date.  The 2019 RSU Award will be subject to the terms, conditions and restrictions set forth in the MKS Instruments, Inc. 2014 Stock Incentive Plan and the standard form of Restricted Stock Unit Agreement under such plan.

(i)          Long-Term Incentive Equity Awards.  Employee will be eligible for additional equity awards in accordance with the terms of the MKS Instruments, Inc. 2014 Stock Incentive Plan.  Nothing in this Employment Agreement shall (i) require the Company, MKS or any of their subsidiaries or affiliates to establish, maintain or continue any incentive compensation plan, (ii) restrict the right of the Company, MKS or any of their subsidiaries or affiliates to amend, modify or terminate any such plan, or (iii) entitle Employee to participation in any such plan at any specified level (or at all) in any year.  Employee acknowledges and agrees that the Special Retention Equity Award described in Section 2(a), above, and the 2019 RSU Award described in Section 2(h), above, will be Employee’s only equity awards for 2019 and that his next eligibility for an equity award in accordance with the terms of the MKS Instruments, Inc. 2014 Stock Incentive Plan will be in 2020.

(j)          Benefits.  During the term of employment under this Employment Agreement, Employee will be eligible to continue to participate in the employee benefit programs made generally available by the Company from time to time, including medical, dental, vision, life, accidental death and dismemberment, short-term disability and long-term disability insurance and a 401(k) savings plan, subject to the conditions set forth in the respective plans and in accordance with the terms thereof.  Nothing in this Employment Agreement will (i) require the Company, MKS or any of their subsidiaries or affiliates to establish, maintain or continue any benefit plans, policies or arrangements or (ii) restrict the right of the Company, MKS or any subsidiaries or affiliates to amend, modify or terminate any such benefit plan, policy or arrangement.

(k)          Paid Time Off.  Employee will be eligible for paid time off in accordance with and subject to all of the terms and conditions of the Company’s vacation policy, as such policy may be amended from time to time in the Company’s sole discretion.  Employee will also be eligible for paid sick time and paid holidays, in accordance with and subject to all of the terms and conditions of the Company’s policies, as such policies may be amended from time to time or terminated in the Company’s sole discretion.

(l)          Expenses.  The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of Employee’s duties as an employee of the Company.  Such reimbursement is subject to the timely submission to the Company by Employee of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time, and to such caps on reimbursements as the Company may from time to time impose.  The amount of expenses eligible for reimbursement or in-kind benefits provided by the Company in any taxable year of Employee will not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable).

(m)        Withholding and Taxes.  The Company will deduct from the amounts payable to Employee pursuant to this Employment Agreement all required withholding amounts and deductions, including but not limited to federal, state, local or foreign withholding amounts in accordance with all applicable laws and regulations and deductions authorized by Employee.  The Company may rely on an opinion of its counsel if any questions as to the amount or requirement of withholding arises.  Employee will be solely responsible for and will satisfy all of Employee’s tax obligations associated with all compensation paid or provided to Employee under this Employment Agreement.  Employee acknowledges and agrees that Employee is not relying on any advice from the Company, MKS or any affiliate, officer, director, employee, agent or attorney of or for either of them with respect to any tax issue relating to this Employment Agreement.

3.           Duty to the Company.  While employed by the Company, Employee:  (a) will devote his full working time and best efforts to the business of the Company; (b) comply with the Company’s and MKS’ policies; and (c) will not (without the prior, express, written consent of MKS’ CEO) engage in any business activity (whether or not for gain) that interferes with Employee’s work for the Company.  Notwithstanding the previous sentence, this Employment Agreement does not prohibit Employee from managing his personal investments or engaging in charitable and unpaid professional activities (including serving on charitable and professional boards), so long as doing so does not materially interfere with Employee’s work for the Company.  As a condition of employment and a material term of this Employment Agreement, Employee (x) acknowledges and agrees that the Restrictive Covenant Agreement will continue in full force and effect; (y) acknowledges that he may have access to MKS confidential and proprietary information and may obtain competitively valuable information about or develop relationships with MKS customers, employees, contractors and suppliers; and (z) agrees that his obligations under the Restrictive Covenant Agreement are expanded as if the term “ESI” were replaced with the phrase “ESI and/or MKS Instruments, Inc.” in every provision of the Restrictive Covenant Agreement that defines such obligations.

4.           End of Employment.  The employment relationship between Employee and the Company will end upon the first to occur of: (a) Employee’s death; (b) Employee’s entitlement to long-term disability benefits under the Company’s long-term disability program; (c) written notice by Employee to the Company of Employee’s resignation from employment; and (d) written notice by the Company to Employee of the Company’s termination of Employee’s employment.  The date on which Employee’s employment ends, regardless of how it ends, is referred to in this Employment Agreement as the “Employment End Date.”  If Employee resigns and proposes a future Employment End Date, the Company will have the right at any time, for any reason, in its sole discretion, to accelerate the Employment End Date and in no event will the Company’s acceleration of the Employment End Date following Employee’s resignation be considered termination by the Company of Employee’s employment.  If the Company terminates Employee’s employment, the Company may choose the Employment End Date.  Employee agrees that immediately upon the Employment End Date (or sooner if the Company requests), Employee will deliver to the Company any and all property of the Company, MKS or any subsidiary or affiliate of either of them that is in his possession, custody or control, including but limited to the originals and all copies of any and all electronic or hard-copy files, data, software, documents or other written materials and any and all equipment, computers, phones, keys, access cards, credit cards or other property.

5.           Compensation Upon End of Employment.  Employee’s compensation upon the end of Employee’s employment relationship with the Company will be as described in Sections 5(a) through 5(h) below.

(a)         Minimum Obligations.  When the employment relationship ends, no matter how it ends: (i) the Company will pay Employee any unpaid Base Salary through the Employment End Date; (ii) Employee will be entitled to any accrued, vested benefits under the Company benefit plans described in Section 2(j) above; (iii) the Company will pay Employee for any accrued but unused vacation; and (iv) the Company will reimburse Employee for any unreimbursed expenses incurred through the Employment End Date to the extent provided in Section 2(l), above.

(b)          Resignation by Employee.  If Employee provides the Company written notice of resignation, proposes an Employment End Date that is at least 30 days after the notice of resignation and is in active employment in good standing at the time of that notice, the Company will either (at its sole election):  (i) continue to employ Employee through the Employment End Date that Employee proposes; or (ii) accelerate the Employment End Date to any date the Company may choose and pay Employee an amount equal to his or her then Base Salary for the period (not to exceed 30 days) beginning on the date the Company chooses as the Employment End Date and ending on the Employment End Date that Employee proposed.  Notwithstanding the foregoing, the Company will have no obligations under this Section 5(b) if: (y) Employee, after providing notice of resignation, at any time ceases to perform Employee’s duties diligently or otherwise ceases to be an Employee in good standing, as determined by the Company in good faith; or (z) Employee is eligible for severance compensation under Section 5(d), below.

(c)          Termination by the Company.  If the Company elects to terminate Employee’s employment, the Company will provide Employee with written notice of termination and will either (at its sole election):  (i) provide Employee with at least 30 days’ advance written notice of termination; or (ii) provide Employee with less than 30 days’ advance written notice of termination, and pay Employee a lump sum amount equal to his Base Salary for the period (not to exceed 30 days) from the Employment End Date through the date 30 days after the Company provided Employee with written notice of termination.  Notwithstanding the foregoing, the Company will have no obligations under this Section 5(c) if: (x) Employee’s employment ends because of Employee’s death or disability entitling Employee to long-term disability benefits under the terms of the Company’s long-term disability program (“Disability”); (y) the Company terminates Employee for Cause (as defined in Section 5(f) below); or (z) Employee is eligible for severance compensation under Section 5(d), below.

(d)          Eligibility for Severance Compensation.  Employee will become eligible for the “Severance Compensation” defined below if and only if all of the following conditions are satisfied:

(i)           the Company terminates Employee’s employment without “Cause” as defined in Section 5(f) below (excluding death or Disability) within twenty-four months of the Effective Date or Employee resigns for “Good Reason” as defined in Section 5(g) below within twenty-four months of the Effective Date; and

(ii)          Employee has complied with and continues to comply with all of Employee’s obligations under the Restrictive Covenant Agreement (as modified by Section 3 above); and

(iii)         Employee executes, provides to the Company within 45 days of termination and does not thereafter revoke or attempt to revoke, a general release of claims attached hereto as Exhibit A (the “General Release”).2

(e)          Meaning of “Severance Compensation.”  If Employee becomes eligible for the Severance Compensation in accordance with Section 5(d), above:

(i)          Accelerated Vesting.  All then-unvested MKS restricted stock units held by Employee, including but not limited to those granted under Section 2 of this Employment Agreement, and any PRSU Incentive Compensation not yet paid to Employee, shall automatically vest as of the Employment End Date.  In the case of any such restricted stock units having performance-based vesting conditions, such automatic vesting shall be calculated based on one hundred percent (100%) satisfaction of all performance goals.  In the case of any PRSU Incentive Compensation not yet paid to Employee, such automatic vesting shall be calculated based on target performance, unless Employee becomes eligible for the Severance Compensation upon or after the end of the Performance Period, in which case it shall be calculated based on actual performance.

2 [Note:  Please attach.]

(ii)          Continuation of Benefits.  If Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed under COBRA for Employee and any of his eligible dependents, the Company will reimburse Employee for the COBRA premiums for such coverage (at the coverage levels in effect immediately before termination of Employee’s employment) until the earlier of (a) a period of 12 months after the date of termination of his employment, or (b) the date upon which Employee and/or Employee’s eligible dependents become covered under similar plans.  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA benefits under this Section without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such COBRA premium reimbursement and for the same number of months as such COBRA premium reimbursement would have been due, the Company will provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue group health coverage for Employee and Employee’s eligible dependents (if any) in effect on the date of termination of his employment (which amount will be based on the premium for the first month of COBRA coverage), and which payments will be made regardless of whether Employee elects COBRA continuation coverage.

(iii)         No Obligation to Mitigate Damages; Effect on Other Contractual Rights.  Employee will not be required to mitigate damages or the amount of any payment provided for under this Employment Agreement by seeking other employment or otherwise, nor, except as set forth in Section 5(e)(ii), will any payment provided for under this Employment Agreement be reduced by any compensation earned by Employee as the result of employment by an employer other than the Company or a direct or indirect parent, subsidiary or affiliate of the Company after the Employment End Date, or otherwise.

(f)          Meaning of “Cause.”  “Cause” to terminate Employee’s employment will exist if Employee engages in the following conduct:

(i)           the willful and continued failure to perform substantially Employee’s reasonably assigned duties with the Company (or its successor) (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Employee by the Company (or its successor) which specifically identifies the manner in which the Company (or its successor) believes that Employee has not substantially performed Employee’s duties;

(ii)          the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company (or its successor); or

(iii)         the commission of an act by Employee, or the failure of Employee to act, which constitutes gross negligence or gross misconduct.

No act, or failure to act, shall be considered “willful” if the Employee reasonably believed that the act or omission was in, or not opposed to, the best interests of the Company (or its successors).

(g)          Meaning of “Good Reason.”  For purposes of this Employment Agreement, the term “Good Reason” will mean Employee’s voluntary termination, within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following (without Employee’s express written consent):

(i)           the assignment of a different title, job or responsibilities that results in a substantial reduction in the duties of Employee on or after the Effective Date as compared to the duties assigned to Employee pursuant to this Employment Agreement;

(ii)          a reduction in Employee’s Base Salary or target bonus;

(iii)         the Company’s requiring Employee to be based more than 50 miles from the principal office at which Employee is based on the Effective Date immediately before the effective time of the Acquisition, except for reasonably required travel on the Company’s business; or

 (iv)        the failure by any successor to the Company to expressly assume this Employment Agreement or any obligation under this Employment Agreement.

Employee may not resign for Good Reason without first providing the Company with written notice within 90 days of the initial existence of the condition that Employee believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.  For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(h)         Termination for Cause/Resignation Without Good Reason.  If the Company terminates Employee for Cause or Employee resigns without Good Reason:  (i) Employee shall have no right to any Severance Compensation, to any further vesting of any restricted stock units or other equity compensation or to any other compensation or benefit of any kind, except as provided under Section 5(a) above or required by law; and (ii) any and all restricted stock units not vested as of the earlier of (y) the date when the Company notifies Employee of Employee’s termination or (z) the date when Employee notifies Company of his or her resignation, shall be immediately and automatically forfeited and cancelled.

6.           Code Section 409A Compliance.

(a)          Where this Employment Agreement refers to the termination of Employee’s employment for purposes of receiving any payment, whether a separation from service has occurred in connection with termination of employment will be determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.409A-1(h) (or any successor provisions) to the extent required by law.

(b)          To the extent that any payments or benefits under this Employment Agreement are contingent upon Employee signing, returning and not revoking a General Release, and the time designated for signing and returning the General Release and any revocation period (not to exceed 7 days) crosses calendar years, payments contingent upon the General Release will be made in the later calendar year.  Any payments contingent upon the General Release that would otherwise be made during the period for review and revocation of the General Release will be made, provided that the General Release is timely executed and returned to the Company and not revoked, on the first scheduled payment date after such period ends.  Each payment in respect of the termination of Employee’s employment under Section 5(e) of this Employment Agreement is designated as a separate payment for Section 409A purposes.

(c)          If Employee is designated as a “specified employee” within the meaning of Code Section 409A (while the Company or a parent or affiliate of the Company is publicly traded on any securities market), any deferred compensation payment subject to Section 409A to be made during the six-month period following the date of Employee’s separation from service will be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Employee’s separation from service; provided, however, that if Employee dies prior to the expiration of such six-month period, payment to Employee’s beneficiary will be made as soon as reasonably practicable following Employee’s death.  The Company will identify in writing delivered to Employee any payments it reasonably determines are subject to delay under this Section 6(c).  In no event will the Company have any liability or obligation with respect to taxes for which Employee may become liable as a result of the application of Code Section 409A.

7.          Limitation on Payments.  In the event that any compensation provided for in this Employment Agreement or otherwise payable to Employee (i) constitutes “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, such compensation will be either:

(a)          Delivered in full; or

(b)          Delivered to such lesser extent that would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all of some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is made in order to deliver compensation to a lesser extent in accordance with this Section 7, reduction will occur in the following order:  (i) reduction in cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; and (iv) reduction of employee benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section 7 will be made in writing by the Company’s independent public accountants or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Employee and the Company.  For purposes of making the calculations, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may incur in connection with any calculations required by this Section 7.

8.           Assignment.  The rights and obligations of the Company under this Employment Agreement will inure to the benefit of, and will be binding upon, the Company’s successors and assigns.  The rights and obligations of Employee under this Employment Agreement will inure to the benefit of, and will be binding upon, Employee’s heirs, executors and legal representatives.  Employee may not delegate or assign any obligations under this Employment Agreement.

9.           Entire Agreement and Severability.  This Employment Agreement and the Restrictive Covenant Agreement, Time-Based RSU Agreements and PRSU Agreements (each as modified by this Employment Agreement) supersede any and all other agreements, either oral or in writing, between the parties hereto that relate in any way to the employment of Employee by the Company, including but not limited to the Change in Control Agreement, and contain all of the covenants and agreements between the parties with respect to such employment.  Neither party is entering into this Employment Agreement on the basis of any representation, inducement, promise or agreement, oral or otherwise, by any person or entity, or by any one acting on behalf of any person or entity, which is not stated herein.  Any modification of this Employment Agreement will be effective only if it is in writing and signed by both parties to this Employment Agreement.  If any provision in this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way.

10.          Miscellaneous.  This Employment Agreement and the rights and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the State of Oregon, excluding (but only to the extent permitted by law) its conflict of laws and choice of law rules.  The parties agree that service of any process, summons, notice or document by U.S. certified mail or overnight delivery by a generally recognized commercial courier service to Employee’s last known address (or any mode of service recognized to be effective by applicable law) will be effective service of process for any action, suit or proceeding brought against Employee in any such court.  The failure of either party hereto to enforce any right under this Employment Agreement will not be considered a waiver of that right, or of damages caused thereby, or of any other rights under this Employment Agreement.

11.          Arbitration and Waiver of Jury Trial.

(a)          Any “Legal Dispute” (as defined below) between Employee and any “ESI Entity” (as defined below) (or between Employee and any employee or agent of any ESI Entity), to the extent directly or indirectly arising from or relating in any way to Employee’s employment with or separation from the Company will be resolved by final and binding arbitration.  Notwithstanding the foregoing sentence, the Company may, in its sole discretion, obtain preliminary injunctive relief enforcing the provisions of the Restrictive Covenant Agreement from any court of competent jurisdiction.  Any issues about whether a dispute is subject to arbitration will be determined by a court of competent jurisdiction and not by an arbitrator.

(b)          “Legal Dispute” means a dispute about legal rights or legal obligations, including but not limited to any rights or obligations arising under; this Employment Agreement; the Restrictive Covenant Agreement; any other agreement; any applicable legal or equitable doctrine; any applicable common law theory; or any applicable federal, state or local, statute, regulation or other legal requirement.

(c)          “ESI Entity” means (i) the Company; (ii) any current or future parent, subsidiary or affiliate of the Company; or (iii) any successor or assign of (i) or (ii).

(d)          The arbitration will be held in the State of Oregon.  It will be conducted in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association.

(e)          Notwithstanding any other provision of this Employment Agreement or any other agreement or of any arbitration rules, no Legal Dispute involving Employee and any ESI Entity may be included in any class or collective arbitration or any other class or collective proceeding.  The exclusive method for resolving any such Legal Dispute will be arbitration on an individual basis.

(f)          The Company, Employee and the arbitrator will treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential, except that the arbitration award may be disclosed to the extent necessary to enforce the award, the provisions of the Restrictive Covenant Agreement or the provisions of this Employment Agreement.

(g)          Employee and the Company understand and acknowledge that by agreeing to arbitrate the disputes covered by this Section 11, they are waiving the right to resolve those disputes in court and waiving any right to a jury trial with respect to those disputes.

12.         Effective Date.  The effective date of this Employment Agreement (the “Effective Date”) will be the effective date of the closing of the Acquisition.  If the closing of the Acquisition does not occur, no provision of this Employment Agreement will at any time have any force or effect whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as a sealed instrument, all as of the day, month and year first written above.

Electro Scientific Industries, Inc.

By:	/s/ Michael Burger	Dated:	1/17/2019
Michael Burger
President and Chief Executive Officer

EMPLOYEE
/s/ Steven L. Harris		Dated:	1/16/2019
Steven L. Harris
Address:

MKS INSTRUMENTS, INC.

By:	/s/ Catherine M. Langtry
Dated:	1/31/2019